Exhibit 99.1

GlobalSCAPE, Inc. Recognized as One of the Best Places to Work in San Antonio
This year’s award gives the Company the designation for the fourth time

SAN ANTONIO – May 15, 2015 – GlobalSCAPE, Inc., [NYSE MKT: GSB], the secure information exchange company, announced today that it has been named one of San Antonio’s Best Places to Work by the San Antonio Business Journal. With this year’s distinction, Globalscape will have been recognized on the Best Places to Work list four times, being previously awarded the honor in 2010, 2011 and 2012.

The Best Places to Work award recognizes small, medium, large and very large organizations in the area based on employee feedback to a confidential questionnaire conducted by Quantum Workplace. This year, 58 companies were recognized in the San Antonio area, with only 12 of those identified in the medium-sized company category, where Globalscape was placed.

The full list of winners can be found here and will be featured in special supplement of the San Antonio Business Journal on June 19.

SUPPORTING QUOTES:
James L. Bindseil, CEO of GlobalSCAPE, Inc.
“We pride ourselves in creating a ‘work hard, play hard’ culture that is developed with the constant input and feedback of our employees. With this year’s recognition from the San Antonio Business Journal as a Best Places to Work winner, we are even more confident that our efforts to build a culture that is significant to our staff – and one that is appealing for our prospective employees – continues to move in the right direction. Of course, our work is never done and we look forward to evolving our workplace to stay among the best in the area.”

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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